Exhibit 99.1

Registered with the Public Company
       Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of
Long Fortune Valley Tourism International Limited:

We have audited the accompanying consolidated balance sheets of Long Fortune Valley Tourism International Limited and its subsidiaries (collectively the “Group”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Long Fortune Valley Tourism International Limited and its subsidiaries as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Zhonglei Certified Public Accountants Ltd.
Zhonglei Certified Public Accountants Ltd.

Beijing, PRC
March 30, 2010

Long Fortune Valley Tourism International Limited
Consolidated Balance Sheets

(US$ amounts expressed in thousands)	As of December 31
ASSETS	2009	2008
Current Assets:
Cash and cash equivalents	$1,076	$57
Receivables, net of allowance for doubtful accounts	508	162
Amounts due from related parties	4,778	-
Short term prepaid rent	24	24
Total current assets	6,386	243
Property, plant and equipment, net of accumulated depreciation	9,925	7,905
Land occupancy rights	71	73
Long term prepaid rent	179	153
Total assets	$16,561	$8,374
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$737	$333
Accrued expenses and other liabilities	76	76
Short-term loans	2,490	-
Amounts due to related parties	-	1,271
Total current liabilities	3,303	1,680

Total liabilities	3,303	1,680
Shareholders’ equity:
Share capital - $1 par value, authorized 50,000 shares; issued 1,000 shares	1	-
Additional paid in capital	967	967
Accumulated other comprehensive income	472	450
Retained earnings	11,818	5,277
Total shareholders’ equity	13,258	6,694
Total liabilities and shareholders' equity	$16,561	$8,374

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited
Consolidated Statements of Operations

(US$ amounts expressed in thousands)	Year ended December 31
	2009	2008

Revenues	$9,922	$7,262
Costs and expenses	(2,927)	(2,365)
Operating income	6,995	4,897
Other income	126	21
Income before income taxes	7,121	4,918
Income tax expense	(580)	(329)
Net income	$6,541	$4,589

Other comprehensive income - Foreign Translation Adjustment	22	278
Comprehensive income	$6,563	$4,867

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited
Consolidated Statements of Stockholders’ Equity

(US$ amounts expressed in thousands)	Share Capital	Additional paid in capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity

Balances at January 1, 2008	$	$967	$688	$172	$1,827
Net income			4,589		4,589
Translation adjustments				278	278
Balances at Dec 31, 2008	$-	$967	$5,277	$450	$6,694
Issuance of shares	1				1
Net income			6,541		6,541
Translation adjustments				22	22
Balances at Dec 31, 2009	$1	$967	$11,818	$472	$13,258

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited
Consolidated Statements of Cash Flows

(US$ amounts expressed in thousands)	Year ended December 31
	2,009	2,008

Cash flows from operating activities:
Net income	$6,541	$4,589
Depreciation expense	760	581
Amortization expense	2	2
(Increase)/decrease in receivables	(346)	328
Increase/(decrease) in accounts payable	364	(560)
Increase/(decrease) in accrued expenses and other liabilities	(6)	(23)
Net cash provided by operating activities	7,315	4,917

Cash flows from investing activities:
Cash paid for purchase of fixed assets and land occupancy rights	(2,754)	(1,800)
Amounts due from related parties	(4,778)
Net cash used in investing activities	(7,532)	(1,800)

Cash flows from financing activities:
Proceeds from loans	2,490	283
Cash paid for reduction of capital	(1,273)	(3,322)
Debt repayments		(283)
Net cash provided by (used in) financing activities	1,217	(3,322)

Effect of foreign exchange rate changes	19	204

Net increase (decrease) in cash and cash equivalents	1,019	(1)
Cash and cash equivalents at beginning of year	57	58
Cash and cash equivalents at end of year	$1,076	$57

Supplemental information:
Income taxes paid	$580	$329
Interest paid	$26	$6

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

1. Organization and nature of operations

Organization
Long Fortune Valley Tourism International Limited (the “Company”) was incorporated on December 9, 2009 as an exempted company limited by shares in the Cayman Islands.  The Company is an investment holding company.  Its registered office is located at the offices of Harneys Services (Cayman) Limited, 4th Floor, Genesis Building, 13 Genesis Close, P.O. Box 10240, Grand Cayman, Cayman Islands, KY1-1002.  The Company’s principal subsidiary, Shandong Longkong Travel Development Co., Ltd. (“Longkong”), operates its business in Linyi City, Yishui County, Shandong Province, PRC.

Pursuant to a group reorganization (the “Reorganization”) to rationalize the structure of the Company and its subsidiaries (hereinafter, collectively referred to as the “Group”) in preparation for the proposed listing of the Company’s shares, the Company acquired all the equity interests of the subsidiaries from its ultimate shareholders, thereby becoming the holding company of the subsidiaries comprising the Group after the Reorganization.  The Group resulting from the Reorganization is regarded as a continuing entity as the Group is ultimately controlled by the same parties both before and after the Reorganization.  Accordingly, the consolidated balance sheets at December 31, 2008 and 2009 have been prepared using the principles of merger accounting.  The consolidated statements of operations, statements of stockholder’s equity and statements of cash flows for the years ended December 31, 2008 and 2009 have been prepared on a combined basis as if the current structure had been in existence throughout the respective years ended December 31, 2008 and 2009.

As of December 31, 2009, the Company holds 100% of the equity interests in Rich Valley Capital Holdings Limited, a company incorporated in the British Virgin Islands, which holds 100% of the equity interests in Long Fortune Valley Tourism International Limited, a company incorporated in Hong Kong, which holds 100% of the equity interests in Longkong.  The following is an organizational chart of the Group as of December 31, 2009:

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

Nature of operations
The business scope of Longkong is tourism development.  The key business project is a cave named the “Underground Grand Canyon” that is located in Linyi City, Yishui County, Shandong Province, PRC.  In April 2004, Longkong signed a contract with the local government regarding the development and management of the “Underground Grand Canyon” from April 2, 2004 to October 15, 2062.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

2. Significant accounting policies

Basis of presentation
The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries.  All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

Allowance for doubtful accounts
The Group provides an allowance for doubtful accounts equal to amount of estimated uncollectible accounts.  The Group’s estimates are based on historical collection experience and a review of the current status of accounts receivable and advances to suppliers.  It is reasonably possible that the Group’s estimate of the allowance for doubtful accounts will change.  Accounts receivable and advances to suppliers are presented net of the allowance for doubtful accounts.

Property, plant and equipment, net
Property, plant and equipment are recorded at cost and are stated net of accumulated depreciation.  Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, taking into account the estimated residual value.  The estimated useful lives are as follows:

Building	20 years
Machinery and equipment	10 years
Motor vehicle	5 years
Office equipment	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterments and renewals are generally capitalized in their respective property accounts.  When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected in current operations.  For all periods presented in the statement of operations and comprehensive income, certain labor charges normally capitalized were charged to operating expenses as the Group was unable to adequately separate these costs.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

2.  Significant accounting policies -continued

Construction in progress
Construction in progress represents property and equipment under construction.  No depreciation is recorded in respect of construction in progress.  Construction in progress is transferred to property and equipment, and depreciation of the asset commences, when the asset has been substantially completed and is ready for its intended use.

Land use right, net
Land use right is recorded at cost less accumulated amortization.  Amortization is provided over the term of the land use right agreement on a straight-line basis over the term of the agreement, which is 30 years.

Impairment of long-lived assets
The carrying values of the Group’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable.  When such an event occurs, the Group projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset.  If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Revenue Recognition
The Group recognizes revenue when it is realized and earned.  The Group considers revenue realized and earned when (1) it has persuasive evidence of an arrangement, (2) service has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Operating leases
Leases in which substantially all the rewards and risks of ownership of the asset remain with the lessor are accounted for as operating leases.  Payments made under operating leases are charged to the statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Foreign currency transactions and translation
The Company uses the U.S. dollar as its functional currency and Renminbi (“RMB”), the national currency of China, as the functional currency of Longkong.

Longkong translates assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the consolidated statements of operations are translated at average rates during the reporting periods.  Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated other comprehensive income/(loss).  Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting periods.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

2.  Significant accounting policies –continued

Fair value
When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact business and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.  The Group uses the following three levels of inputs in determining the fair value of the Group’s assets and liabilities, focusing on the most observable inputs when available:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group did not have any financial assets and liabilities or nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009.

Fair value of financial instruments
The Group’s financial instruments consist primarily of cash and cash equivalents and short-term borrowings.  The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short-term maturity of these instruments.

Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB 109 (“FIN 48”).  The Group adopted the provisions of FIN 48, which did not have a material impact on its operating results, financial position or cash flows.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

2.  Significant accounting policies –continued

Advertising costs
The Group expenses advertising costs as incurred.  Total advertising expenses were US$541 and US$572 for the years ended December 31, 2008 and 2009, respectively, and have been included as part of Costs and expenses.

Comprehensive income
Comprehensive income includes net income and foreign currency translation adjustments.  Comprehensive income is reported as a component of the consolidated statements of shareholders’ equity.

Recent Accounting Pronouncements adopted for 2009
In June 2009, the FASB issued the Accounting Standards Codification (“Codification”).  Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP.  The Codification is intended to reorganize, rather than change, existing US GAAP.  Accordingly, all references to currently existing US GAAP have been removed and have been replaced with plain English explanations of the Group’s accounting policies.  The adoption of the Codification did not have a material impact on the Group’s financial position or results of operations.

In May 2009, the FASB revised the authoritative guidance for subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  This guidance was effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009.  We adopted this guidance for the period ended June 30, 2009, and have provided the disclosures required for the period ended December 31, 2009.

Recent Accounting Pronouncements not yet adopted
In October 2009, the FASB issued Update No. 2009-13, which amends the Revenue Recognition topic of the Codification.  This update provides amendments to the criteria in Subtopic 605-25 of the Codification for separating consideration in multiple-deliverable arrangements.  As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing US GAAP.  The amendments establish a selling price hierarchy for determining the selling price of a deliverable and will replace the term fair value in the revenue allocation guidance with selling price to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant.  The amendments will also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and will require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis.  These amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  We are currently evaluating the impact that the adoption of this update might have on our results of operations and financial condition.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

2.  Significant accounting policies –continued

3. Amounts due from related parties
Amounts due from related parties are unsecured, have fixed repayment terms and carry interest rates between 5.38% and 9.6% per annum  Refer to Note 8 - Related-party transactions.

4. Property, plant and equipment, net
Property, plant and equipment consisted of the following:

	As of December 31
	2009	2008
Building	$10,141	$7,792
Machinery and equipment	527	493
Motor vehicle	832	751
Office equipment	128	117
	11,628	9,153
Less: Accumulated depreciation	(2,336)	(1,576)
Property, plant and equipment, net	9,292	7,577
Construction in progress	633	328
	$9,925	$7,905

The December 31, 2009 closing balance of the original cost of property, plant and equipment increased by 30% over the December 31, 2008 closing balance primarily due to the completion of additional entertainment attractions at the “Underground Grand Canyon.”

5. Land occupancy rights
	As of December 31
	2009	2008
Land occupancy rights	$78	$78
Less: Accumulated amortization	(7)	(5)
Land occupancy rights, net	$71	$73

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

6. Short-term loans
The following table reflects the balance of short-term loans at December 31, 2009:

	Maturity date	Interest rate	As of December 31, 2009
Industrial and Commercial Bank of China Yishui Branch	04/28/2010	$7.965%	293
Bank of China Yishui Branch	10/27/2010	5.38%	2,197
			$2,490

The weighted average interest rate for short-term loans as of December 31, 2009 was 5.68%.

As of December 31, 2009, the short-term loans are secured by guarantees provided by related parties.  Refer to Note 8 - Related-party transactions.

7. Income tax
Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the members of the Group that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to income taxes.

PRC

The local competent tax authorities collect enterprise tax from Longkong through verification collection.  According to PRC law, if an enterprise satisfies certain conditions it may be eligible to pay its enterprise tax through verification collection.  Conditions include: (i) the enterprise is not required to establish accounting books under relevant laws and administrative regulations; (ii) the enterprise is required to establish accounting books under relevant laws and administrative regulations but fails to do so; (iii) the enterprise illegally destroys the accounting books or refuses to provide tax paying references; (iv) the enterprise has established accounting books but it is difficult to audit such books because the accounts are in disorder or the cost references, income vouchers and expenditure vouchers are incomplete; (v) the enterprise fails to file a tax return for a tax obligation within the prescribed time limit and refuses to file a tax return even after the taxing authority orders it to do so within a time limit; or (vi) the enterprise reports an obviously low tax basis without any justifiable reason.  Upon the satisfaction of these conditions, the taxing authorities, on the basis of the circumstance of a taxpayer subject to verification collection, verify the enterprise’s taxable income rate or income tax liability.  The taxing authorities may verify the enterprise income tax to be collected through the following approaches: (i) by referring to the tax burden on local taxpayers in the same or similar industry and with approximate business scale and income level; (ii) by referring to the amount of taxable income or the amount of costs and expenses; (iii) on the basis of calculation and inference or measurement of consumed raw materials, fuel, energy, etc.; or (iv) through other reasonable approaches.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the years ended December 31, 2008 and 2009.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)
8. Related-party transactions
(1)           Outstanding balances with related parties as of December 31, 2008 and 2009 are as follows:
		Amounts due from related parties		Amounts due to related parties
		As of December 31,		As of December 31,
	Relationship	2008	2009	2008	2009
		US$	US$	US$	US$
Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Director Mr. Zhang Shanjiu’s immediate family - Note 8(a)	-	4,778	-	-
Miss Zhang Qian	Family member of Director Mr. Zhang Shanjiu - Note 8(b)	-	-	1,137	-
Ms. Li Hongwei	Employee - Note 8(b)	-	-	134	-
		-	4,778	1,271	-
Notes:
a.	The details of loans to Yishui Underground Fluorescent Lake Travel Development Co., Ltd. (“Fluorescent Lake”) at December 31, 2009 are:

Date of loan	Due date	Interest	Amount
11/27/2009	10/27/2010	5.38%	2,197
11/30/2009	11/29/2010	9.60%	1,757
12/16/2009	12/15/2010	5.38%	824
			4,778

During the fiscal year ended December 31, 2009, Longkong received interest payments from Fluorescent Lake in the amount of approximately $63,000.  Pursuant to the Loan Agreement executed between the parties on December 31, 2009, Fluorescent Lake is required to pay these loans in full, with accrued interest, on the due date.  Periodic payments of principal and interest are no longer required.

b.
During 2007, Longkong underwent a reduction in registered capital and a reduction in the number of shareholders.  The amounts reflect the capital due to Miss Zhang Qian and Ms. Li Hongwei in each individual’s capacity as a former shareholder of Longkong as a result of the reduction in registered capital.  These amounts were paid to the former shareholders during the fiscal year ended December 31, 2009.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

(2)           Guarantees
The following table lists details of related-party guarantees pursuant to which a related party has executed a Guarantee Contract with Longkong and the creditor to guarantee loans of Longkong:

Creditor	Guarantor	Relationship	Date of commencement of Guarantee	Date of termination of Guarantee	Due Date of Loan	Loan amount (US$)
Bank of China Yishui Branch	Yishui Yinhe Travel Development Co., Ltd.	Zhang Shanjiu, as an investor, has significant influence over the entity	11/17/2009	11/17/2012	10/27/2010	2,197
Bank of China Yishui Branch	Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	11/17/2009	11/17/2012	10/27/2010	2,197
Bank of China Yishui Branch	Zhang Shanjiu	Director	11/17/2009	11/17/2012	10/27/2010	2,197

Pursuant to the Guarantee Contract, dated March 14, 2008, between Longkong and the Agricultural Development Bank of China, Junan Branch, Longkong has guaranteed a loan of Junan Tianma Island Travel Development Co., Ltd. (“Tianma Island”), a company controlled by Zhang Shanjiu, a director of the Company.  The loan bears interest at a rate of 7.83% per annum and is due March 13, 2014.  Periodic payments of $732,000, $732,000, $1.2 million, $1.5 million and $1.8 million are due by Tianma Island on March 13, 2010, March 13, 2011, March 13, 2012, March 13, 2013 and March 13, 2014, respectively.  The balance due of the loan at December 31, 2009 was $5.9 million.

9. Commitments
Operating Lease
The Group conducts significant operations from leased lands.  The terms of substantially all of these leases are ten years or more.  Future minimum lease payments at December 31, 2009, by year and in the aggregate, under all non-cancelable operating leases are as follows:

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(US$ amounts expressed in thousands)

Years ending Dec 31:	Continuing operations
2010	$20
2011	20
2012	20
2013	20
2014	20
Thereafter	603
$703

Capital commitment

US$

Capital commitment for purchase of property and equipment	1,768
1,768

10. Subsequent events

In January 2010, the Group obtained a loan from Industrial and Commercial Bank of China Yishui Branch in the amount of approximately $0.3 million.  The loan bears an interest rate of 6.37% per annum and matures on September 14, 2010.

In January 2010, the Group obtained a loan from Yishui Rural Credit Cooperative in the amount of approximately $0.4 million.  The loan bears an interest rate of 11.5% per annum and matures on April 26, 2011.